NASB Financial, Inc.

                             NEWS RELEASE

Contact:  Rhonda Nyhus
          Vice President and Treasurer
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Financial Results

     Grandview, Missouri (December 1, 2005) - NASB Financial, Inc. (NASDAQ:
NASB) announced today net income for the quarter ended September 30, 2005, of $6,439,000 or $0.77 per share. This compares to net income of $6,401,000 or $0.75 per share for the quarter ended June 30, 2005, and compares to net income of $6,305,000 or $0.75 per share for the quarter ended September 30, 2004.

	Net income for the twelve months ended September 30, 2005, was $25,826,000 or $3.06 per share, compared to net income of $25,156,000 or $2.98 per share for the twelve months ended September 30, 2004.

     NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates five offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit, Springfield, St. Charles and St. Louis, Missouri as well as Overland Park and Leawood, Kansas.

                (Financial Highlights Schedule Attached)


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NASB Financial, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

                                                 Three months ended              Twelve months ended
                                        -------------------------------------  -----------------------
                                          9/30/05      6/30/05      9/30/04     9/30/05      9/30/04
                                        -------------------------------------  -----------------------
EARNINGS DATA:
Net interest income                    $   12,216       13,262       13,461       51,299       53,044
Provision for loan losses                     105           --          200          522          465
Non-interest income                         9,094        6,890        5,638       28,512       21,813
Non-interest expense                       11,145       10,150        8,971       38,851       34,602
Income tax expense                          3,621        3,601        3,623       14,612       14,634
                                           -------      -------      -------      -------      ------
   Net income                          $    6,439        6,401        6,305       25,826       25,156
                                           =======      =======      =======      =======      ======

FINANCIAL CONDITION DATA:
Total assets                           $ 1,556,344    1,512,590    1,361,888    1,556,344   1,361,888
Total loans and mortgage-backed
  and related securities                 1,450,377    1,424,882    1,286,116    1,450,377   1,286,116
Customer and brokered deposit accounts     802,694      749,427      683,740      802,694     683,740
Stockholders' equity                       148,887      145,283      138,991      148,887     138,991


FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share                   $     17.65        17.20        16.44        17.65       16.44
Earnings per share                            0.77         0.75         0.75         3.06        2.98
Cash dividends paid per share                0.225        0.225         0.20        1.675        1.45


Return on assets (annualized net income
  divided by total average assets)           1.68%        1.72%        1.86%        1.77%       2.04%

Return on equity (annualized net income
  divided by average stockholder's equity)  17.51%       17.91%       18.51%       17.94%      18.88%


Weighted average shares outstanding      8,444,371    8,447,893    8,457,235    8,450,769   8,455,734

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